UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2016

NEWELL RUBBERMAID INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3 Glenlake Parkway

Atlanta, Georgia 30328

(Address of principal executive offices including zip code)

(770) 418-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2016, Newell Rubbermaid Inc. (the “Company”) and Paula S. Larson, the Company’s Executive Vice President and Chief Human Resources Officer, agreed that she would depart from the Company effective June 30, 2016 (the “Separation Date”). Until the Separation Date, Ms. Larson will assist with the transition of her work duties to her successor. In connection with her departure, the Company and Ms. Larson entered into a separation agreement and general release (the “Separation Agreement”) pursuant to which she agreed to a customary release and restrictive covenants. This Separation Agreement entitles Ms. Larson to (1) a lump sum severance payment of $556,200 payable no later than 60 days after the Separation Date; (2) her pro rated annual cash incentive award under the 2016 Management Bonus Plan assuming performance at target level; (3) continued vesting of restricted stock unit grants that would have otherwise vested within two years after the Separation Date, which will vest on their original vesting date (subject to the satisfaction of any applicable performance conditions); and (4) certain other benefits, including continued medical coverage for 52 weeks, accrued but unused vacation and executive outplacement services. The foregoing summary is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description

10.1	Separation Agreement and General Release, dated as of March 10, 2016, by and between Newell Rubbermaid Inc. and Paula Larson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2016

NEWELL RUBBERMAID INC.

By:	/s/ Bradford R. Turner
Bradford R. Turner
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Separation Agreement and General Release, dated as of March 10, 2016, by and between Newell Rubbermaid Inc. and Paula Larson.